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Exhibit 23.1

REPORT AND CONSENT OF
INDEPENDENT AUDITORS

The Board of Directors
Vidéotron Ltée
300 Viger Avenue East
Montréal, Québec, Canada
H2X 3W4

The audits referred to in our report dated January 21, 2003, except as to note 22 (e) which is as of October 8, 2003, included the related financial statement schedule as at and for each of the years in the three-year period ended December 31, 2002, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our auditors' report dated January 21, 2003, except as to note 22 (e), which is as of October 8, 2003, on the combined balance sheets of Vidéotron Ltée as at December 31, 2001 and 2002, and the combined statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2002 included herein and to the reference to our firm under the heading "Independent Auditors" and "Selected Combined Financial and Operating Data" in the Prospectus.

/s/ KPMG LLP

Montréal, Canada
November 21, 2003

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REPORT AND CONSENT OF INDEPENDENT AUDITORS